Exhibit 99

For Immediate Release	For Further Information Contact:
Monday, January 27, 2003	Robert E. Phaneuf
Vice President – Corporate Development
(918) 592-0101

VINTAGE PETROLEUM UPDATES YEMEN DRILLING CAMPAIGN

Tulsa, Oklahoma – Vintage Petroleum, Inc. (NYSE: VPI) announced today that its exploration well, the An Naeem #3, was drilled to a depth of 5,325 feet and testing has been completed. The An Naeem #3 targeted an oil rim down dip to a gas discovery defined by the An Naeem #1 and An Naeem #2 wells previously drilled by Vintage. Although the third well successfully tested hydrocarbons in the targeted Alif formation, an oil rim was not encountered. The well tested natural gas at a rate of 3.8 million cubic feet per day and 12 barrels of condensate per day from a 26-foot, perforated interval. Operations have been suspended pending further evaluation of the An Naeem structure.

As part of the ongoing drilling campaign, Vintage is currently mobilizing drilling operations to drill the An Nagyah #3. The objective of this well will be to help assess the potential of the oil discovery made by the An Nagyah #2, which successfully tested 46 degree API oil from the sub-salt Lam formation during December 2002. The An Nagyah #3 is targeting the Lam sand approximately 100 feet down dip from the An Nagyah #2. The Alif sands are a secondary objective of this test. Vintage has a 75 percent working interest in the 850,000 acre S-1 Damis block in Yemen and is the drilling program operator.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address future production, exploration drilling, exploitation activities, reserves, estimated costs, capital spending and events

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or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.